OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN

NOTICE OF GRANT
OF TOTAL SHAREHOLDER RETURN INCENTIVE AWARD
(Equity-based and Equity-settled Award)

Pursuant to the Occidental Petroleum Corporation 2015 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental” and, with its Subsidiaries, the “Company”), grants you (the “Grantee”) an award on the terms and conditions set forth herein (the “Award”). By accepting this Award, the Grantee agrees, to the extent not contrary to applicable law, to (i) the terms and conditions of the Plan and this Notice of Grant of Total Shareholder Return Incentive Award (the “Notice of Grant”), (ii) the Standard Award Terms and Conditions set out on Attachment 1 hereto, including the arbitration provisions thereof (the “Terms and Conditions”), and (iii) the General Terms of Employment set out on Attachment 2 hereto, which, in the case of (ii) and (iii), are incorporated in this Notice of Grant by reference. Capitalized terms used but not defined herein shall, unless otherwise indicated, have the meanings set forth in the Plan. This Notice of Grant (along with the Terms and Conditions and all other incorporated attachments and exhibits) and the Award evidenced hereby are collectively referred to as the “Award Agreement.”

Date of Grant:

Award Type and Description:
Restricted Stock Units granted pursuant to Section 6(e) of the Plan that have been designated as a Performance Award under Section 6(k) of the Plan (referred to herein as “Performance Shares”), which Award is a bookkeeping entry that represents the right to receive a number of shares of Stock up to 200% of the Target Performance Shares (defined below), subject to the terms and conditions of the Award Agreement.

The Grantee’s right to receive payment of this Award in an amount ranging from 0% to 200% of the number of Target Performance Shares, rounded up to the nearest whole share, shall vest and become earned and nonforfeitable upon (i) the Grantee’s satisfaction of the continued service requirements described below under “Vesting Schedule and Forfeiture” and (ii) the Committee’s certification of the level of achievement of the Performance Goal (defined below). The number of Performance Shares actually earned upon satisfaction of the foregoing requirements are referred to herein as the “Earned Performance Shares.”

Target Number of Shares:	See Morgan Stanley “StockPlan Connect/Stock-Based Awards/Awarded” for the target number of Performance Shares subject to the Award (the “Target Performance Shares”).

Performance Period:

Vesting Schedule and Forfeiture:
Vesting Date. The Grantee must remain in the continuous employ of the Company from the Date of Grant through the last day of the Performance Period (the “Vesting Date”) to be eligible to receive payment of this Award, subject to the level of achievement of the Performance Goal. The continuous employment of the Grantee will not be deemed to have been interrupted by reason of the transfer of the Grantee’s employment among the Company and its affiliates or an approved leave of absence.

Termination of Employment. Notwithstanding the foregoing, if, prior to the Vesting Date, the Grantee (i) dies, or (ii) becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, or (iii) retires with the consent of the Company less than 12 months after the Date of Grant, or (iv) is terminated by the Company without Cause (each of the foregoing, a “Forfeiture Event”), then the number of Target Performance Shares will be reduced on a pro rata basis to the number obtained by multiplying the total number of Target Performance Shares granted by a fraction, the numerator of which is the number of days between the first day of the Performance Period and the Forfeiture Event and the denominator of which is the total number of days in the Performance Period. Such remaining pro rata unvested Target Performance Shares shall remain eligible for payment following the date of the Forfeiture Event, subject to the level of achievement of the Performance Goal at the end of the Performance Period or the occurrence of a Change in Control, and all other Target Performance Shares shall be immediately forfeited. If the Grantee retires with the consent of the Company 12 months or more after the Date of Grant but prior to the Vesting Date, then none of the Target Performance Shares will be reduced or forfeited and the Grantee will remain eligible to receive payment with respect to all Target Performance Shares following the date of the Forfeiture Event, subject to the level of achievement of the Performance Goal at the end of the Performance Period. If the Grantee terminates employment voluntarily or is terminated for Cause before the Vesting Date, then the Award will terminate automatically on the date of the Grantee’s termination and the Grantee shall immediately forfeit all Target Performance Shares.

Change in Control. If a Change in Control occurs following a Forfeiture Event, then the unvested Target Performance Shares (as reduced as a result of the Forfeiture Event) shall become immediately vested and nonforfeitable and deemed to be Earned Performance Shares as of the date of the Change in Control (without regard to the level of achievement of the Performance Goal). For the avoidance of doubt, Target Performance Shares previously forfeited as a result of the Forfeiture Event shall not become vested pursuant to this paragraph.

If a Forfeiture Event has not occurred and a Change in Control occurs prior to the Vesting Date, then 100% of the Target Performance Shares will be deemed to be Earned Performance Shares and will automatically convert into the same number of shares of Restricted Stock. The shares of Restricted Stock may not be transferred, assigned, sold, pledged, exchanged or otherwise encumbered or disposed of by the Grantee, except as provided for within the Plan, and are subject to a risk of forfeiture. In order for restrictions to lapse and the shares of Restricted Stock to become vested and nonforfeitable, the Grantee must remain in the continuous employ of the Company from the date of the Change in Control through the earlier to occur of (i) the Vesting Date or (ii) the date within 12 months following the date of the Change in Control on which the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason (the “CIC Related Vesting Date”); provided, that, for the avoidance of doubt, vesting of the shares of Restricted Stock shall not be subject to any level of attainment of the Performance Goal, which shall be waived upon occurrence of the Change in Control. In addition, the Grantee shall be deemed to have a CIC Related Vesting Date (A) on the date at any time following the occurrence of a Change in Control and prior to the Vesting Date on which the Grantee dies or becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, or (B) if the Grantee has accrued 12 months of continuous employment with the Company following the Change in Control, on the date following the 12 month anniversary of the Change in Control date and prior to the Vesting Date on which the Grantee's employment is terminated by the Company without Cause or the Grantee retires with the consent of the Company; provided, that in the case of clause (A) or (B) of this sentence, the number of shares of Restricted Stock which shall become vested and nonforfeitable on the applicable CIC Related Vesting Date shall equal the total number of shares of Restricted Stock multiplied by a fraction, the numerator of which is the number of days between the first day of the Performance Period and the CIC Related Vesting Date and the denominator of which is the total number of days in the Performance Period. For the avoidance of doubt, the occurrence of a Change in Control is not intended to change the protections provided to the Grantee in the event of the Grantee's death or permanent disability occurring prior to a Change in Control, other than waiver of any level of attainment of the Performance Goal. Except as otherwise provided in the Award Agreement, the Grantee shall have all of the rights of a stockholder with respect to the shares of Restricted Stock received upon conversion of Earned Performance Shares pursuant to this paragraph, including the right to vote such shares and, subject to the terms and conditions described below under “Dividends, Voting and Other Rights,” to receive any dividends that may be paid thereon; provided, that any and all such dividends shall be subject to the same restrictions as the underlying shares of Restricted Stock. The foregoing provisions of this paragraph shall not apply if, prior to the occurrence of the Change in Control, the Committee determines in its discretion that such event will not accelerate vesting of this Award. Any such determination by the Committee is binding on the Grantee.

Performance Goal:
The “Performance Goal” for the Performance Period is based on relative total shareholder return (referred to as “total stockholder return” in the Plan) (“TSR”) of the Peer Companies (defined below), as described herein. The Committee may adjust the Performance Goal as permitted by the Plan.

Peer Companies. In addition to Occidental, the “Peer Companies” are Anadarko Petroleum Corporation, Apache Corporation, Canadian Natural Resources Limited, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources, Inc., ExxonMobil Corporation, Hess Corporation, Marathon Oil Corporation, and Total S.A. If at any time during the Performance Period, a Peer Company is acquired, ceases to exist, ceases to be a publicly-traded company, files for bankruptcy, spins off 25% or more of its assets, or sells all or substantially all of its assets, then such company will be removed and treated as if it had never been a Peer Company and the achievement of the Performance Goal will be determined with respect to the remaining Peer Companies.

Calculation of TSR.

TSR shall be calculated for each Peer Company using (i) the average of its last reported sale price per share of common stock on the New York Stock Exchange (“NYSE”)—Composite Transactions for each trading day during the 30 calendar days beginning with the first day of the Performance Period and (ii) the average of its last reported sale price per share of common stock on the NYSE-Composite Transactions for each trading day during the 30 calendar days ending with the last day of the Performance Period. At the end of the Performance Period, the TSR of each Peer Company shall be calculated by the Committee in its good faith discretion, and the ranking of Occidental’s TSR compared to the TSR of each other Peer Company shall determine the percentage of the Target Performance Shares that may become Earned Performance Shares as follows:

If Occidental’s TSR is negative for the Performance Period, the number of Earned Performance Shares will be limited to the Target Performance Shares. At the end of the Performance Period, the TSR of Occidental shall be calculated by the Committee in its good faith discretion using (i) the average of Occidental’s last reported sale price per share of Stock on the NYSE—Composite Transactions for each trading day during the 30 calendar days beginning with the first day of the Performance Period and (ii) the average of Occidental’s last reported sale price per share of Stock on the NYSE-Composite Transactions for each trading day during the 30 calendar days ending with the last day of the Performance Period.

Payment of Award:
Payment for Earned Performance Shares will be made solely in shares of Stock (in shares of Restricted Stock, in the case of the occurrence of a Change in Control), which will be issued to the Grantee as promptly as practicable after the Committee’s certification of attainment of the Performance Goal (which such payment and certification shall occur no later than 70 days following the end of the Performance Period) or the occurrence of a Change in Control (which such payment shall occur no later than 70 days following the date of the Change in Control), as applicable (the “Payment Trigger Date”), and in any event no later than the 15th day of the third month following the end of the first taxable year in which the Performance Shares are no longer subject to a substantial risk of forfeiture.

Dividends, Voting and Other Rights:
Performance Shares are not shares of Stock and have no voting rights or, except as described in this paragraph, dividend rights. With respect to each Performance Share subject to this Award, the Grantee is also awarded Dividend Equivalents with respect to one share of Stock, which means that, in the event that Occidental declares and pays a cash dividend on its outstanding Stock and, on the record date for such dividend, the Grantee holds Performance Shares that have not been settled (including settlement through conversion into Restricted Stock) or forfeited pursuant to the terms of the Award Agreement, then the Grantee will be credited on the books and records of Occidental with an amount equal to the amount per share of any such cash dividend for each outstanding Performance Share. The Grantee will be credited with such Dividend Equivalents for the period beginning on the Date of Grant and ending on the applicable Payment Trigger Date or, if earlier, the date the Grantee forfeits his rights with respect to the Performance Shares. Occidental will pay in cash to the Grantee an amount equal to (i) the Dividend Equivalents credited to such Grantee, adjusted as necessary to reflect the number of Earned Performance Shares, plus (ii) if applicable, the amount of any cash dividends accumulated with respect to any shares of Restricted Stock received as described above under “Vesting Schedule and Forfeiture—Change in Control,” as promptly as may be practicable after (A) the Committee certifies the attainment of the Performance Goal, or (B) if a Change in Control has occurred, the earlier to occur of the Vesting Date and the CIC Related Vesting Date, as applicable, and in any event no later than the 15th day of the third month following the end of the first taxable year in which the Dividend Equivalents or dividends, as applicable, are no longer subject to a substantial risk of forfeiture. For purposes of clarity, if Performance Shares or shares of Restricted Stock are forfeited by the Grantee, then the Grantee shall also forfeit the Dividend Equivalents and/or dividends, if any, accrued with respect to such Performance Shares and/or shares of Restricted Stock.

ATTACHMENT 1

OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN
STANDARD AWARD TERMS AND CONDITIONS
The following Standard Award Terms and Conditions (these "Terms and Conditions") are set forth as of the Date of Grant specified in the Notice of Grant to which these Terms and Conditions are attached (the "Notice of Grant"), by and between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation ("Occidental" and, with its Subsidiaries, the "Company"), and the eligible individual (the "Grantee") receiving the award described in the Notice of Grant (the "Award"). The Award is granted in accordance with the Occidental Petroleum Corporation 2015 Long Term Incentive Plan, as the same may be amended from time to time (the "Plan"). Capitalized terms used but not defined herein shall, unless otherwise indicated, have the meanings set forth in the Plan. These Terms and Conditions, the Notice of Grant (along with all incorporated attachments and exhibits) and the Award evidenced thereby are collectively referred to herein as the "Award Agreement."
1.Acceptance of Award. If the Grantee fails to accept the Award on or before the 45th day following the Date of Grant, then, notwithstanding any other provision of the Award Agreement, the Grantee shall forfeit all rights under the Award (including all shares of Stock and any dividend equivalents with respect thereto) and the Award will become null and void. For purposes of this Section 1, acceptance of the Award shall occur on the date the Grantee accepts the Award through Morgan Stanley StockPlan Connect or any replacement online system designated by the Company.
2.No Employment Contract. Nothing in the Award Agreement confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee's employment with the Company is at will and may be terminated at any time by the Grantee or the Company.
3.Restrictions on Transfer. Neither the Award Agreement nor any right to receive shares of Stock or cash pursuant to the Award Agreement may be transferred or assigned by the Grantee other than in accordance with the transfer restrictions set forth in the Plan.
4.Taxes and Withholding.
(a)    Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee's participation in the Plan and legally applicable to the Grantee ("Tax-Related Items"), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and may exceed the amount, if any, actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, as applicable, the grant, vesting or settlement of the Award and the receipt of any dividends or Dividend Equivalents thereon; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Grantee's liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee (i) in connection with the vesting of the Award and/or the issuance of any shares of Stock or the payment of any cash or other consideration pursuant to the Award in accordance with the Notice of Grant (other than the crediting and payment of any dividends or Dividend Equivalents, as applicable), from any cash and shares of Stock that are to be paid or issued to the Grantee pursuant to the Award, in any combination as determined by the Committee, or (ii) in connection with the granting of the Award or the crediting and payment of any dividends or Dividend Equivalents, as applicable, first from the cash payable pursuant to the Award (including any dividends or Dividend Equivalents) and, if not sufficient, from the Grantee's wages or other cash compensation. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee's receipt of the Award that cannot be satisfied by the means previously described.
5.Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal, state and non-U.S. laws, and the Company will not issue any shares of Stock or other securities pursuant to the Award Agreement if such issuance would result in a violation of any such law. Further, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of the Award, then the Award may be cancelled without any compensation or additional benefits provided to Grantee as a result of the cancellation.
6.Relation to Other Benefits. The benefits received by the Grantee under the Award Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of the Award does not create any contractual or other right to receive future grants of, or benefits in lieu of, awards under the Plan, even if Grantee has a history of receiving awards under the Plan or other cash or stock awards.
7.Beneficial Ownership Requirements. If the Grantee (a) was a Named Executive Officer for the last completed fiscal year prior to vesting of the Award, and (b) is, as of the date of vesting of the Award, subject to Occidental's Executive Stock Ownership Guidelines, as in effect from time to time (the "Ownership Guidelines"), and the Grantee's Stock holdings fail as of such date to satisfy the applicable requirements of the Ownership Guidelines, then the Grantee shall retain Beneficial Ownership of shares of Stock equal to not less than 50% of the net after-tax shares of Stock, if any, received under the Award until the Grantee satisfies the applicable requirements of the Ownership Guidelines (the "Beneficial Ownership Period"). Compliance with the foregoing requirement shall be determined.by reference to the reports filed by the Grantee on Forms 3, 4 and 5, as applicable, pursuant to Section 16(a) of the Exchange Act, and the aggregate number of shares of Stock reported as Beneficially Owned during the Beneficial Ownership Period shall not be less than the sum of the number of shares of Stock then required to be so owned pursuant to this Award Agreement and the terms and conditions of any other grant containing this or a similar requirement. For purposes of this Section 7, the term "Beneficial Ownership" has the meaning ascribed in Rule 16a-1(a)(2) under the Exchange Act and the term ''Named Executive Officer" has the meaning ascribed in Item 402 of Regulation S-K under the Exchange Act.
8.Golden Parachute Policy. Notwithstanding any provision in the Award Agreement to the contrary, no payment shall be made with respect to the Award that would cause the total payments made to the Grantee to exceed the limits in Occidental's Golden Parachute Policy, as in effect from time to time.
9.Adjustments. The number and kind of shares of Stock covered by the Award are subject to adjustment pursuant to the allowances set forth in the Plan in order to prevent dilution or expansion of the Grantee's rights under the Award as a result of events such as stock dividends, stock splits or other changes in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment.
10.Amendments. The Plan may be amended, altered, suspended, discontinued or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to the Award Agreement to the extent it is applicable to the Award; however, no amendment may materially and adversely affect the rights of the Grantee under the Award Agreement without the Grantee's consent. In addition, the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate the Award Agreement, except as otherwise provided in the Plan; provided, that, without the Grantee's consent, no such Committee action may materially and adversely affect the rights of the Grantee under the Award.
11.Severability. If one or more of the provisions of the Award Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of the Award Agreement, and the remaining provisions of the Award Agreement will continue to be valid and fully enforceable.
12.Entire Agreement; Relation to Plan; Interpretation. Except as specifically provided in this Section 12, the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits) constitutes the entire agreement between the Company and the Grantee with respect to the Award. The Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between the Award Agreement and the Plan, the provisions of the Plan control. References to Sections and Attachments are to Sections of, and Attachments incorporated in, the Award Agreement unless otherwise noted. In the event of any inconsistent provisions between the Award Agreement and any employment agreement between the Grantee and the Company, the provisions of the Award Agreement control, except with respect to Section 22 below.
13.Successors and Assigns. Subject to any transfer or forfeiture restrictions set forth in the Notice of Grant, the provisions of the Award Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
14.Beneficiaries.
(a)    The Grantee shall have the option of designating a beneficiary ("Beneficiary") to receive settlement of, or exercise (as applicable), the Grantee's Award upon the Grantee's death.
(b)    If no Beneficiary is designated at the time of the Grantee's death, or if no Beneficiary survives the Grantee, the Beneficiary shall be the Grantee's surviving spouse, or if the Grantee has no surviving spouse, the Grantee's surviving children equally, or if there are no surviving children, the Grantee's surviving parents equally, or if there is no surviving parent, the Grantee's surviving siblings equally, or if there is no sibling living, the Grantee's estate.
(c)    In order to designate a Beneficiary or change a previous designation, the Grantee must complete a Long-Term Incentive Beneficiary Designation Form (beneficiary designations submitted on other forms or in any other format will not be accepted). The Grantee should read the Long-Term Incentive Beneficiary Form carefully, follow the instructions and complete the form in its entirety according to the instructions, obtain any necessary signatures according to the form, sign and date the form, and return to Executive Compensation Department, c/o Occidental Petroleum Corporation, 5 Greenway Plaza, Suite 110, Houston, Texas, 77046. The Grantee should also keep a copy of the form for the Grantee's records. Upon acceptance, the Grantee's designation will cancel any previous designations. The Grantee's Beneficiary designation shall not affect any designation by the Grantee under any other benefit plan.
(d)    The Grantee should consider submitting a new Beneficiary designation if: (1) the Grantee's marital status changes, (2) one of the Grantee's previously designated Beneficiaries dies before the Grantee, or (3) the Grantee acquires or loses dependents. To determine the tax consequences associated with the Grantee's designation, it is recommended that the Grantee consult with a qualified tax advisor or estate planner.
15.Governing Law. The laws of the State of Delaware govern the interpretation, performance, and enforcement of the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits).
16.Privacy Rights. By accepting the Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in the Award Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of the Award or any other entitlement to cash or shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws ("Data"). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee's country or elsewhere, and may have different data privacy laws and protections than the Grantee's country. By accepting the Award, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee's ability to participate in the Plan.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan, if any, by electronic means or to request the Grantee's consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
18.Grantee's Representations and Releases.
(a)    By accepting the Award, the Grantee acknowledges that the Grantee has read the Award Agreement (including these Terms and Conditions, the Notice of Grant and all incorporated attachments and exhibits) and understands that (i) the grant of the Award is made voluntarily by Occidental in its discretion with no liability on the part of any of its direct or indirect Subsidiaries and that, if the Grantee is not an employee of Occidental, the Grantee is not, and will not be considered, an employee of Occidental but the Grantee is a third party (employee of a Subsidiary) to whom the Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of Occidental; (iii) the Grantee's participation in the Plan is voluntary; (iv) the Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future value of any shares of Stock issued and/or the future amount of cash, if any, payable pursuant to the Award cannot be predicted and Occidental does not assume liability in the event the Award or any such shares of Stock have no value in the future; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) Occidental is not providing any tax, legal or financial advice with respect to the Award or the Grantee's participation in the Plan.
(b)    In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or the shares of Stock issued pursuant to the Award resulting from termination of the Grantee's employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
19.Imposition of Other Requirements. Occidental reserves the right to impose other requirements on the Grantee's participation in the Plan and on the Award, to the extent Occidental determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Compliance with Section 409A of the Code. Unless specified otherwise in the Notice of Grant, all amounts payable pursuant to the Award are intended to comply with the "short term deferral" exception in the Nonqualified Deferred Compensation Rules, and the Company shall take all reasonable actions in order to settle the Award within the period necessary to qualify for such exception. Notwithstanding the foregoing, to the extent that it is determined that the Plan or the Award is subject to the Nonqualified Deferred Compensation Rules, the Award Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of the Nonqualified Deferred Compensation Rules to the maximum extent possible. In addition, if the Award is subject to the Nonqualified Deferred Compensation Rules, then (i) the settlement of the Award or some portion of the Award may be delayed in accordance with the applicable terms of Section 9(n) of the Plan; (ii) any payment on a Change in Control event will be made only if the Change in Control also qualifies as a change of control event within the meaning of the Nonqualified Deferred Compensation Rules; and (iii) any determination by the Committee not to accelerate the Award on a Change in Control shall be made only to the extent such determination is consistent with the Nonqualified Deferred Compensation Rules. To the extent that the Board determines that the Plan or the Award is subject to the Nonqualified Deferred Compensation Rules and fails to comply with the requirements of the Nonqualified Deferred Compensation Rules, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to the Nonqualified Deferred Compensation Rules or to comply with the applicable provisions of such rule.
21.Clawback. The award shall be subject to the clawback provisions set forth in Section 9(m) of the Plan.
22.Arbitration. Except as otherwise provided in this Award Agreement, Grantee and Company agree to resolve any and all disputes between Grantee and the Company (and any affiliate of the Company that may employ Grantee), past, present or future, arising out of or in any way related to this Award Agreement or Grantee’s employment relationship with the Company (or any affiliate of the Company) through a final and binding arbitration administered by the American Arbitration Association (AAA) or another mutually agreed upon arbitration provider; provided, however, that the only claims subject to arbitration shall be those that, in the absence of this Award Agreement, could be brought in a court of law. Nothing herein shall be construed to reduce or eliminate the deference to the Plan Administrator that would otherwise be required prior to, or as part of a claim in court, procedurally or substantively. Subject to the foregoing, the arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Award Agreement that would otherwise be subject to resolution in a court of law. However, the Arbitrator’s authority to resolve disputes shall not apply to the “Class Action Waiver” described below. Regardless of anything else in this Award Agreement and/or AAA rules or procedures, any dispute relating to the interpretation, applicability, or enforceability of the Class Action Waiver, or any dispute otherwise relating to whether this Award Agreement precludes a class or collective action proceeding, may only be determined by a court and not an arbitrator. In addition, provisional remedies such as a temporary restraining order or preliminary injunction may be pursued and secured in a court to prevent irreparable harm by either party without waiving or otherwise eliminating the requirement that all matters of final relief be decided through arbitration. In addition, any arbitration conducted pursuant to this Award Agreement shall be subject to the following additional terms and conditions:
(a)    Exceptions. The arbitration obligation does not apply to claims for worker’s compensation, state disability insurance and unemployment insurance benefits; however, it does apply to retaliation claims based upon seeking such benefits. It does not apply to claims for employee benefits under any benefit plan covered by the Employee Retirement Income Security Act of 1974 or funded by insurance unless the claim can otherwise be brought in a court of law (after the exhaustion of an administrative or alternative remedies otherwise applicable to the claim). It does not apply to any claim that an applicable federal statute or applicable federal Executive Order expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Nothing in this Award Agreement prevents the making of a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, Occupational Health and Safety Administration, or National Labor Relations Board. Nothing in this Award Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Award Agreement. And, nothing in this agreement to arbitrate prevents or excuses a party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in arbitration.
(b)    Controlling Law and Procedure. The Federal Arbitration Act (“FAA”) shall govern this Award Agreement to arbitrate between the parties, including its interpretation, applicability, enforcement and all arbitration proceedings. A party who wishes to arbitrate a claim or dispute covered by this Award Agreement must make a written request for arbitration and deliver it to the other party by hand or mail no later than the expiration of the statute of limitations (the deadline for filing the claim) that applicable law prescribes for the claim. The request for arbitration shall identify the claims asserted, the factual basis for the claim(s), and the relief and/or remedy sought. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the request for arbitration and apply the statute of limitations that would have applied if the claim(s) had been brought in court. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
(c)    Class Waiver. Grantee and Company agree to bring any claim or dispute in arbitration on an individual basis only, and not as a class or collective action; Grantee and Company waive any right for a dispute or claim to be brought, heard, or decided as a class or collective action, and the arbitrator has no power or authority to preside over a class or collective action (“Class Action Waiver"). In the event a final judicial determination is made that the Class Action Waiver is unenforceable and that a class or collective action may proceed despite this arbitration agreement, the arbitrator is nevertheless without authority to preside over a class or collective action and any class or collective action must be brought in a court of competent jurisdiction. Additionally, unless otherwise agreed to by the parties, claims may not be combined or consolidated with that of any other person or entity.
(d)    Arbitration Procedure. Except as otherwise provided for herein, the arbitration will be conducted in accordance with the AAA Employment Arbitration Rules (the “AAA Rules”), in effect on the date the written notice of claims request for arbitration is made. The AAA rules are available on-line at www.adr.org. To the extent that any of the AAA Rules conflicts with the FAA or this Award Agreement, the FAA and this Award Agreement shall control. The arbitrator shall entertain and address any motion to dismiss and/or a motion for summary judgment consistent with the standards for such motions under the Federal Rules of Civil Procedure. The arbitrator may award any remedy available under applicable law, but remedies shall be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. The arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted. The arbitrator is without authority to apply any different substantive law. The award shall be issued in writing and state the essential findings and conclusions on which such award is based. The parties agree to abide by and perform any valid award rendered by the arbitrator, and judgment on the award may be entered in any court having jurisdiction thereof.
(e)    Right to Opt-Out. This arbitration agreement is not a mandatory condition of employment. If Grantee does not wish to be bound by the arbitration obligations created by this Award Agreement, the Grantee can elect not to accept the Award.
(f)    Enforcement and Severability. This arbitration agreement survives after the employment relationship terminates. Subject to the Class Action Waiver Section above, if any portion of this arbitration agreement is deemed unenforceable, the unenforceable provision or language shall be severed from this Award Agreement and the remainder will be enforceable.

ATTACHMENT 2

OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN
GENERAL TERMS OF EMPLOYMENT

To the fullest extent permitted by law, and subject to the limitations provided for in Sections F and G:

A.Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of Occidental, or any of its subsidiaries or other affiliates (the “Company Group”), any Confidential Information of any of them (whether generated by them or as a result of any of their business relationships), without first obtaining the written permission of an officer of the Company. As used herein, “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the business of the Company Group that Grantee acquires during employment and that the Company Group has not made public or authorized public disclosure of, provided that the item or compilation is not readily available to persons outside the Company Group through proper means who would benefit from its use or disclosure and is not obligated to maintain its confidentiality. Confidential Information is also understood to cover the information protected under Company’s Confidential Company Information Policy 10:20:80, as it may be amended from time to time.
B.At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the Company Group (whether generated by them or as a result of their business relationships),including any copies (whether in paper or electronic form), that the Grantee has in the Grantee's possession or control.
C.The Grantee will, during the Grantee's employment by the Company or any member of the Company Group, comply with the provisions of Occidental's Code of Business Conduct.
D.Grantee will not interfere with or disrupt any of the operations of the Company Group or otherwise take actions intended directly to harm any entity in the Company Group. Grantee will not make defamatory or derogatory statements about the Company Group, or its owners, officers or directors (“Occidental Parties”), or intentionally publicize information about Occidental Parties to the public or the investment community (through the press, electronic media, or any other mass media or communication outlet) without permission of an officer of the Company; provided, however, that the foregoing shall not prohibit conduct that is protected by law as described in Sections F and G below.
E.In the event that Grantee is subject to an “Intellectual Property Assignment and Nondisclosure Agreement” (“IPANA”) with the Company or a member of the Company Group, the IPANA shall control the rights of the Grantee with respect to intellectual property conceived or created by the Grantee in accordance with the IPANA’s terms, and Grantee will comply with such agreement as a mandatory term of the General Terms of Employment provided herein. In the event Grantee is not subject to a controlling IPANA, all inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by a member of the Company Group, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of a member of the Company Group (collectively “Proprietary Works”) shall be a work-for-hire and become and remain the property of the Company (or other member of the Company Group that employs Grantee), its successors and assigns. Grantee hereby fully and finally, assigns and transfers to the Company (or other member of the Company Group that employs Grantee), all of Grantee’s right, title and interest in the Proprietary Works. This assignment covers all rights of every kind and character, including without limitation all rights necessary to provide Company with all of the benefits of exclusive ownership and control over the Proprietary Works to the fullest extent allowed by law throughout the world, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof.
F.    Grantee acknowledges that through the Company’s Speak-Up and Non-Retaliation Policy (Policy No. 91:80:00), Grantee has been notified of his or her immunity rights related to the use trade secret information of the Company Group in the reporting illegal conduct or in a claim of retaliation for reporting illegal conduct as provided for under the Defend Trade Secrets Act of 2016 (18 U.S.C. §1833(b)(DTSA), and Grantee has been provided the Company’s reporting policy regarding the reporting of suspected illegal conduct.
G.    Grantee understands that the purpose of this statement of General Terms of Employment is to reinforce the protection of the trade secrets, Confidential Information and other intellectual property interests of the Company and Company Group, and not to prohibit any conduct by Grantee that is compelled by law or protected by law. Grantee recognizes that nothing in these General Terms of Employment prohibits Grantee from reporting an event that Grantee reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission), and that no prior approval from or notice to the Company is required before doing so. In addition, nothing in these General Terms of Employment shall be construed to prohibit Grantee from cooperating in an investigation conducted by a duly authorized government agency, and in the course of such conduct disclosing trade secrets or Confidential Information in a manner that complies with the DTSA (described in the Company’s Speak-Up and Non-Retaliation Policy).
H.    The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee's breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Award granted pursuant to this Award Agreement and termination of employment.